Exhibit 99.1

Investor Relations Contact:

John Mills

Integrated Corporate Relations

310.395.2215

JMills@icrinc.com

Media Contact:

David Shein

RF|Binder Partners

212.994.7514

david.shein@rfbinder.com

eDiets.com® to Acquire Leader in the B2B Diet Space,

Announces Q1 Results

DEERFIELD BEACH, FL, May 15, 2006 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the power of the Internet to bring diet, fitness and healthy lifestyle solutions to everyone, today announced both the signing of a definitive agreement to acquire Nutrio.com and its results for the first quarter ended March 31, 2006.

Highlights:

•	The acquisition of Nutrio.com, a leading provider of interactive private-label nutrition, fitness and wellness programs, places eDiets.com among the market leaders in the business-to-business diet space

•	Revenues increased 6% with a reduced adjusted operating loss compared to Q105

•	The broadening of the product line continued with non-subscription revenues rising 31% compared to Q105

•	Q106 results included approximately ($1.0) million of non-recurring charges and non-cash stock-based option expense

•	The cash acquisition of Nutrio.com for $8.5 million in upfront payments and up to $2.5 million in earnout was financed by a $10.0 million private placement from Prides Capital Partners, LLC (“Prides Capital”) of Boston

•	Prides Capital has also contracted to purchase 7.0 million shares from David R. Humble, eDiets.com’s retiring founder

Robert Hamilton, Interim CEO and Chief Financial Officer of eDiets.com, commented, “We continue to leverage our subscription business and related site traffic more effectively through advertising sales and ecommerce, allowing eDiets.com to capture a larger share of the substantial market for nutrition and fitness-related services, information and products. This enabled us to improve our adjusted Q1 operating results from the year earlier period.”

Mr. Hamilton continued, “The acquisition of Nutrio.com will greatly expand our licensing efforts in the burgeoning private label institutional market. This places eDiets.com in a unique position of leadership serving both the business-to-consumer and the business-to-business diet and fitness marketplace. Our new direct-to-consumer meal delivery business, in its testing stage, generated approximately $1 million of revenues in the quarter. We are now beginning to put dedicated advertising dollars behind this product and roll it out to a larger audience. We expect our subscription business to experience renewed growth in the second half of the year as it benefits from recently identified incremental promotional opportunities.”

The consideration for Nutrio.com includes $8.5 million in cash, plus performance-based earnout payments of up to $2.5 million through early 2008. The acquisition is being funded using proceeds from a $10.0 million private placement with Prides Capital. Prides Capital will purchase approximately 1.98 million shares of the Company’s common stock at $5.05 per share and receive five-year warrants to purchase 1.2 million additional shares at a price of $6.00 per share. Prides Capital will also be represented on eDiets.com’s board of directors.

Separately, Prides Capital has agreed to acquire 7.0 million secondary shares from David R. Humble, the Company’s retiring founder and Chairman. The shares are priced at $5.05 per share, with 4.3 million shares being escrowed pending shareholder approval. The escrowed shares will have price protection under certain circumstances up to $7.50 per share. Prices Capital will be granted certain registration rights for all of the shares it is purchasing in this series of transactions.

“We are excited about our partnership with eDiets.com”, said Kevin A. Richardson II, Prides Capital’s managing partner. “eDiets.com is a tremendous platform in the health and wellness industry. We are looking forward to partnering with them to strengthen the brand, and capitalize on the opportunities within this rapidly growing industry.”

The acquisition of Nutrio.com, the private placement of 1.7 million of the 1.98 million primary shares and the sale of 2.7 million of the 7.0 million secondary shares are expected to close this week. A shareholder vote will be required before the remaining primary and secondary shares can be placed. A preliminary proxy to schedule a shareholder meeting and vote is expected to be filed with the Securities and Exchange Commission promptly.

Updated 2006 Outlook:

Mr. Hamilton went on to say, “Our subscription business, combined with a growing meal delivery business, the addition of Nutrio.com to fulfill our licensing strategy and the continuing revenues from our advertising sales will enable the Company to grow to $60 million or more in revenues this year with improved positive cash flow compared to 2005. Excluding non-recurring charges and non-cash stock based compensation expense, profits are expected to be $0.08 or more per diluted share compared to $0.06 per diluted share last year.

Conference Call:

The company will host a conference call to discuss the first quarter results and Nutrio acquisition at 8:30 a.m. Eastern Time on Tuesday, May 16. Participants may access the call by dialing 800-901-5218 (domestic) or 617-786-4511 (international), passcode

32378531. In addition, the call will be webcast via the company’s web site at www.eDiets.com/investors, Investor Relations, where it will also be archived. A telephone replay will be available through Tuesday, May 23. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 31034694.

About eDiets.com

eDiets.com, Inc. is a premier online diet, fitness, and healthy living destination offering 24/7 professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com, www.eFitness.com, www.eDiets.de and www.eDiets.com.es. For more information about eDiets.com, please call (954) 360-9022 or visit www.eDiets.com.

About Nutrio.com

Nutrio.com develops nutrition and health programs for our clients’ websites. Nutrio.com is the leading provider of interactive online meal plans, fitness programs, nutritional tools and educational content all customized for the client and personalized for the user. Nutrio.com’s combination of nutrition and technology expertise creates value for companies by providing them with innovative ways to strengthen their customer relationship marketing, increase sales and usage of their products, and ultimately, improve the overall health and well-being of their customers. For more information about Nutrio.com, please call (954) 385-4700 or visit www.nutriotech.com.

About Prides Capital Partners, LLC

Prides Capital, based in Boston and San Francisco, specializes in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides seeks to create value through strategic, operational and financial assistance. For more information, please visit www.pridescapital.com.

The securities sold in eDiets.com’s private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

eDiets.com, Inc.

Summary	of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
INCOME STATEMENT DATA:
Revenues:
Membership	$10,826	$10,638	$10,783
Other revenue	2,947	1,448	2,248

Total revenues	13,773	12,086	13,031
Cost and expenses:
Cost of revenue	2,893	1,810	1,780
Technology and development	643	494	708
Sales, marketing and support	11,394	6,958	12,424
General and administrative	2,479	1,369	1,603
Amortization of Intangibles	25	26	30

Total cost and expenses	17,434	10,657	16,545
(Loss) income from operations	(3,661)	1,429	(3,514)
Other income, net	97	53	40
Income tax (expense) benefit	(6)	(11)	4

Net (loss) income	$(3,570)	$1,471	$(3,470)

(Loss) earnings per common share
Basic	$(0.16)	$0.07	$(0.16)

Diluted	$(0.16)	$0.06	$(0.16)

Weighted average common and common equivalent shares outstanding
Basic	21,881	21,722	21,311

Diluted	21,881	22,649	21,311

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(160)	$1,069	$(2,072)
Investing	$(146)	$(209)	$(111)
Financing	$485	$109	$228

	March 31, 2006	December 31, 2005	March 31, 2005
BALANCE SHEET DATA:
Cash and cash equivalents	$8,796	$8,612	$6,928
Total assets	20,881	20,611	18,709
Deferred revenue	5,383	4,836	5,728
Long-term debt (excluding capital leases)	—	—	—
Stockholders’ equity	5,122	7,625	2,104

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com

###